EXHIBIT 99.1

Chemung Financial Corporation Reports Third Quarter 2022 Net Income of $6.5 million, or $1.37 per Share

ELMIRA, N.Y., Oct. 20, 2022 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $6.5 million, or $1.37 per share, for the third quarter of 2022, compared to $6.6 million, or $1.42 per share, for the third quarter of 2021.

"I am pleased to report another quarter of strong financial results for Chemung Financial Corporation, with earnings per share of $1.37," said Anders M. Tomson, President and CEO. "Our interest-earning assets continued to contribute meaningfully to our net interest income this quarter, validating our commitment to organic loan growth which was experienced across all loan portfolios during the quarter. The strength of our balance sheet positions us well for the future," Tomson added.

Third Quarter Highlights1:

  Loans1, excluding PPP, grew $266.3 million, or 18.05%.

  Year to date net interest margin increased to 2.98% for the nine months ended September 30, 2022, a fifteen basis points increase when compared to the same period in the prior year.

  Net interest income grew $4.6 million, or 9.5% in the nine month period ending September 30, 2022, when compared to the same period in the prior year.

  Net interest margin increased twenty basis points in the third quarter of 2022 to 3.08% when compared to the prior quarter.

  Net interest income grew $1.3 million, or 7.6% in the third quarter of 2022 when compared to the prior quarter.

  Released $1.2 million pandemic related portion of the allowance for loan losses in the third quarter. No pandemic related allowance for loan losses remains as of September 30, 2022.

  Dividends declared during the third quarter 2022 were $0.31 per share.

1 Balance sheet comparisons are calculated as of September 30, 2022 versus December 31, 2021.

3rd Quarter 2022 vs 3rd Quarter 2021 Net Interest Income:
Net interest income for the third quarter of 2022 totaled $19.0 million compared to $16.8 million for the same period in the prior year, an increase of $2.2 million, or 12.8%, due primarily to increases of $3.0 million in interest income on loans, including fees, and $0.3 million in interest and dividend income on taxable securities, offset by increases of $1.0 million in interest expense on deposits, and $0.2 million in interest expense on borrowed funds.

The increase in interest income on loans, including fees was due primarily to a $156.6 million increase in average loan balances, representing increases across all loan categories. The average yield on loans increased 30 basis points when compared to the same period in the prior year, primarily related to the commercial loan portfolio due to an increase in average interest rates. The increase in interest and dividend income on taxable securities was due primarily to an increase in average invested balances of $42.4 million, and an eight basis points increase in the average yield due to an increase in average interest rates.

The increase in interest expense on deposits was due primarily to an increase in the average balances and interest rates on one-way brokered deposits, when compared to the same period in the prior year. The increase in interest expense on borrowed funds was due primarily to an increase in the average balances and interest rates of overnight FHLBNY borrowing in the current quarter, when compared to the same period in the prior year.

Fully taxable equivalent net interest margin was 3.08% for the third quarter 2022, compared to 2.88% for the same period in the prior year. Average interest-earning assets increased $129.4 million for the three months ended September 30, 2022 compared to the same period in the prior year. The average yield on interest-earning assets increased 39 basis points to 3.41%, and the average cost of interest-bearing liabilities increased 29 basis points to 0.51%, for the three months ended September 30, 2022, when compared to the same period in the prior year.

Non-Interest Income:

Non-interest income for the third quarter of 2022 was $5.0 million compared to $6.0 million for the same period in the prior year, a decrease of $1.0 million, or 15.6%. The decrease in the current quarter was due primarily to decreases of $0.4 million in wealth management group fee income, $0.3 million in other non-interest income, $0.2 million in net gains on sales of loans held for sale, $0.1 million in interchange revenue from debit card transactions, and $0.1 million in change in fair value of equity investments, offset by an increase of $0.1 million in service charges on deposit accounts.

The decrease in wealth management group fee income was primarily due to a decrease in the market value of the total assets under management or administration. The decrease in other non-interest income was primarily attributable to $0.1 million one-time property and sales tax refunds, and a $0.1 million gain on the sale of real estate property associated with a branch closure, in the same period of the prior year. The decrease in net gains on sales of loans held for sale was primarily attributable to a decrease in residential mortgage loans sold into the secondary market when compared to the same period in the prior year. The decrease in interchange revenue from debit card transactions was primarily attributable to a decrease in consumer debit card usage when compared to the same period in the prior year. The decrease in fair value of equity investments in the current quarter was due to a decrease in the market value of the assets held. The increase in service charges on deposit accounts in the current quarter was primarily attributable to an increase in NSF and overdraft fees when compared to the same period in the prior year.

Non-Interest Expense:

Non-interest expense for the third quarter of 2022 was $14.6 million compared to $14.1 million for the same period in the prior year, an increase of $0.5 million, or 3.4%. The increase can be mostly attributed to increases of $0.5 million in pension and other employee benefits, $0.3 million in salaries and wages, and $0.1 million in marketing and advertising expenses, offset by decreases of $0.3 million in loan expenses and $0.2 million in net occupancy expenses.

Pension and other employee benefits increased primarily due to an increase in employee healthcare costs when compared to the same quarter in the prior year. The increase in salaries and wages can be primarily attributed to new and seasonal hiring and severance expense and a decrease in deferred salary costs related to PPP, when compared to the same period in the prior year. The increase in marketing and advertising expenses can be primarily attributed to the timing of initiatives. Loan expenses decreased primarily due to the timing of flat fee payments related to indirect loan activity. Net occupancy expenses decreased primarily due to decreases in depreciation expense related to the sale of properties, when compared to the same period in the prior year.

Income Tax Expense:

Income tax expense for the third quarter of 2022 and 2021 was $1.7 million, respectively. The effective tax rate for the current quarter increased to 21.2% compared to 20.4% for the same period in the prior year.

3rd Quarter 2022 vs 2nd Quarter 2022

Net Interest Income:

Net interest income for the third quarter of 2022 totaled $19.0 million compared to $17.6 million for the prior quarter, an increase of $1.4 million, or 7.6%, due primarily to increases of $2.3 million in interest income on loans, including fees, and $0.1 million in interest and dividend income on taxable securities, offset by an increase of $1.0 million in interest expense on deposit accounts and $0.1 million in interest expense on borrowed funds.

The increase in interest income on loans, including fees, can be primarily attributed to an $88.1 million increase in average invested loan balances representing increases across all loan categories. The average yield on loans increased 29 basis points due to an increase in interest rates, when compared to the prior quarter. The increase in interest and dividend income on taxable securities can be primarily attributed to an 11 basis points increase in the average yield on taxable securities in the third quarter of 2022 when compared to the prior quarter. The increase in interest expense on deposits was due primarily to an increase in one-way brokered deposits, when compared to the prior quarter. The increase in interest expense on borrowed funds was due primarily to an increase in interest rates on overnight FHLBNY borrowings in the current quarter, when compared to the prior quarter.

Fully taxable equivalent net interest margin was 3.08% in the current quarter compared to 2.97% in the prior quarter. Average interest-earning assets increased $61.5 million in the current quarter compared to the prior quarter. The average yield on interest-earning assets increased 29 basis points to 3.41% and the average cost of interest-bearing liabilities increased 27 basis points to 0.51%, for the three months ended September 30, 2022, compared to the prior quarter.

Non-Interest Income:

Non-interest income for the third quarter of 2022 was $5.0 million compared to $5.3 million for the prior quarter, a decrease of $0.3 million, or 5.3%. The decrease was mostly attributed to decreases of $0.2 million in wealth management group fee income, $0.1 million in other non-interest income, and $0.1 million in interchange revenue from debit card transactions, offset by increases of $0.1 million in the change in fair value of equity investments, and $0.1 million in service charges on deposit accounts. The decrease in wealth management group fee income was primarily attributed to a decrease in the market value of the total assets under management or administration. The decrease in interchange revenue from debit card transactions was primarily attributed to a decrease in consumer debit card usage when compared to the prior quarter. The increase in service charges on deposit accounts was primarily attributed to an increase in NSF and overdraft fees when compared to the prior quarter.

Non-Interest Expense:

Non-interest expense for the third quarter of 2022 was $14.6 million compared to $14.3 million for the prior quarter, an increase of $0.3 million, or 1.6%. The increase can be mostly attributed to increases of $0.5 million in salaries and wages, and $0.3 million in other non-interest expense, offset by a decrease of $0.4 million in data processing expenses.

The increase in salaries and wages can be primarily attributed to new and seasonal hiring and severance expense, offset by a decrease in the market value of the Corporation's deferred compensation plan in the third quarter of 2022. The increase in other non-interest expense can be primarily attributed to the recapture of $0.2 million of accrued expenditures related to the resolution of a telecommunication contract dispute in the prior quarter. The decrease in data processing expense can be primarily attributed to the timing of invoices, when compared to the second quarter of 2022.

Income Tax Expense:

Income tax expense for the third quarter of 2022 was $1.7 million compared to $2.3 million for the prior quarter, a decrease of $0.6 million in income tax expense. The effective tax rate for the current quarter decreased to 21.2% compared to 22.6% in the prior quarter.

Asset Quality

Non-performing loans totaled $8.3 million at September 30, 2022, or 0.48% of total loans, compared to $8.1 million, or 0.54% of total loans at December 31, 2021. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $8.5 million, or 0.33% of total assets, at September 30, 2022, compared to $8.2 million, or 0.34% of total assets, at December 31, 2021. The increase in non-performing loans can mostly be attributed to the addition of two commercial loans, offset by payments received on non-performing loans across all loan portfolios. The increase in non-performing assets can be primarily attributed to the increase in non-performing loans.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Management continued to evaluate the potential impact of the COVID-19 pandemic as it relates to the loan portfolio. As part of this analysis, the Corporation released the final $1.2 million of the pandemic related portion of the allowance in the third quarter of 2022. In total, the Corporation released $4.3 million and utilized $0.5 million of the pandemic related allowance established in 2020.

The allowance for loan losses was $18.6 million at September 30, 2022 and $21.0 million at December 31, 2021, respectively. The decrease in the allowance for loan losses can mostly be attributed to the $2.4 million release of pandemic related portion of the allowance as of September 30, 2022, the $1.5 million release of a specific reserve related to the sale of a large commercial real estate credit, positive impacts of $0.8 million related to upgrades of two large commercial credits, and a $1.0 million decrease in the historical loss factor due to the roll-off of a commercial real estate owner occupied property previously charged off in the second quarter of 2020. These decreases in the allowance were offset by additional provision of $1.7 million related to increased loan growth, along with additional provision for loan concentrations and deteriorating national economic conditions.

The allowance for loan losses was 224.21% of non-performing loans at September 30, 2022 compared to 259.17% at December 31, 2021. The ratio of the allowance for loan losses to total loans was 1.07% at September 30, 2022 compared to 1.38% at December 31, 2021. The ratio of the allowance for loan losses to total loans excluding PPP loans was 1.07% at September 30, 2022, compared to 1.43% at December 31, 2021.

Balance Sheet Activity

Total assets were $2.551 billion at September 30, 2022 compared to $2.418 billion at December 31, 2021, an increase of $132.9 million, or 5.5%. The increase can be mostly attributed to increases of $224.5 million in loans, net of deferred origination fees and costs, $45.9 million in accrued interest receivable and other assets, $15.4 million in total cash and cash equivalents, and a decrease of $2.4 million in allowance for loan losses, offset by a decrease of $151.7 million in securities available for sale, at estimated fair value.

The increase in loans, net of deferred loan fees, can mostly be attributed to increases of $143.8 million in commercial loans, $23.8 million in residential mortgage loans, and $56.9 million in consumer loans. Paydowns due to SBA forgiveness of PPP loans decreased the total loan portfolio by $40.2 million as of September 30, 2022, when compared to December 31, 2021. The increase in accrued interest receivable and other assets was primarily due to increases of $25.9 million in the deferred tax asset, related to the market value adjustment on the available for sale securities portfolio, and $19.3 million in the interest rate swap asset. The increase in cash and cash equivalents was primarily due to changes in deposits, securities, and loans. The decrease in securities available for sale can be mostly attributed to $73.3 million in paydowns and a decrease in the fair value of the portfolio of $99.4 million due to increases in interest rates, offset by purchases of $24.3 million.

Total liabilities were $2.396 billion at September 30, 2022 compared to $2.207 billion at December 31, 2021, an increase of $188.9 million, or 8.6%. The increase in total liabilities can primarily be attributed to increases of $177.1 million, or 8.2% in deposits, and $26.4 million in accrued interest payable and other liabilities, offset by a decrease of $14.1 million in advances and other debt.

The increase in deposits was due primarily to increases of $26.8 million in public deposits, $119.7 million of one-way brokered deposits, and $34.5 million in consumer deposits, offset by a decrease of $3.8 million in commercial deposits. The increase in accrued interest payable and other liabilities was primarily attributed to an increase of $19.1 million in the interest rate swap liability. The decrease in advances and other debt can be attributed to a decrease in overnight FHLBNY borrowings.

Total shareholders’ equity was $155.5 million at September 30, 2022, compared to $211.5 million at December 31, 2021, a decrease of $56.0 million, or 26.5%, primarily due to a $73.4 million decrease in accumulated other income (loss), offset by an increase of $17.0 million in retained earnings. The decrease in accumulated other comprehensive income (loss) can be attributed to a decrease in the fair market value of the securities portfolio due to the increase in interest rates. The increase in retained earnings was due primarily to net income of $21.3 million, offset by $4.3 million in dividends declared.

The total equity to total assets ratio was 6.10% at September 30, 2022, compared to 8.74% at December 31, 2021. The tangible equity to tangible assets ratio was 5.29% at September 30, 2022 compared to 7.91% at December 31, 2021. Book value per share decreased to $33.14 at September 30, 2022 from $45.09 at December 31, 2021. As of September 30, 2022, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Liquidity

Management believes that the Corporation's liquidity position is strong. The Corporation uses a variety of resources to meet its liquidity needs. These include short term investments, cash flow from lending and investing activities, core- deposit growth and non-core funding sources, such as time deposits of $100,000 or more, brokered deposits, FHLBNY advances, and other borrowings. As of September 30, 2022, the Corporation's cash and cash equivalents balance was $42.4 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of mortgage-backed securities and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of September 30, 2022, the Corporation's investment in securities available for sale was $640.4 million, $481.7 million of which was not pledged as collateral. Additionally, the Bank's unused borrowing capacity at the Federal Home Loan Bank of New York was $203.5 million, as of September 30, 2022. As of September 30, 2022, the Corporation entered into one-way brokered deposit arrangements with 4-week and 13-week terms totaling $119.7 million.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $1.921 billion at September 30, 2022, including $309.0 million of assets under management or administration for the Corporation, compared to $2.325 billion at December 31, 2021, including $344.2 million of assets under management or administration for the Corporation, a decrease of $403.4 million, or 17.35%, due to a general decline in market value.

As previously announced on January 8, 2021, the Corporation announced that the Board of Directors approved a new stock repurchase program. Under the new repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. As of September 30, 2022, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the third quarter of 2022. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares at September 30, 2022.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.6 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, cyber security risks, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, COVID-19, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2021 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http:// www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(in thousands)	2022	2022	2022	2021	2021
ASSETS
Cash and due from financial institutions	$32,262	$24,371	$21,757	$17,365	$28,859
Interest-earning deposits in other financial institutions	10,161	5,397	43,726	9,616	32,838
Total cash and cash equivalents	42,423	29,768	65,483	26,981	61,697
Equity investments	2,677	2,750	2,949	2,964	2,933
Securities available for sale	640,352	692,995	746,343	792,026	761,531
Securities held to maturity	3,210	2,943	3,576	3,790	3,183
FHLB and FRB stocks, at cost	3,872	5,897	3,576	4,218	3,562
Total investment securities	647,434	701,835	753,495	800,034	768,276
Commercial	1,203,608	1,124,701	1,102,304	1,059,848	1,060,230
Mortgage	283,128	276,847	264,816	259,334	253,991
Consumer	256,018	216,014	199,405	199,067	202,447
Loans, net of deferred loan fees	1,742,754	1,617,562	1,566,525	1,518,249	1,516,668
Allowance for loan losses	(18,631)	(17,485)	(19,928)	(21,025)	(20,940)
Loans, net	1,724,123	1,600,077	1,546,597	1,497,224	1,495,728
Loans held for sale	—	—	345	396	224
Premises and equipment, net	16,581	16,812	17,260	17,969	18,370
Operating lease right-of-use assets	6,646	6,841	7,035	7,234	7,084
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	—	—	4	15	26
Accrued interest receivable and other assets	89,710	70,004	59,903	43,834	41,494
Total assets	$2,551,418	$2,449,911	$2,474,895	$2,418,475	$2,417,656
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$747,972	$704,996	$726,699	$739,607	$725,181
Interest-bearing demand deposits	287,172	267,554	284,689	284,721	282,036
Money market accounts	664,616	641,008	699,506	654,553	661,049
Savings deposits	282,916	285,593	283,369	280,195	275,137
Time deposits	349,864	283,640	255,329	196,357	230,419
Total deposits	2,332,540	2,182,791	2,249,592	2,155,433	2,173,822
Advances and other debt	4,104	49,331	3,527	18,164	3,659
Operating lease liabilities	6,810	6,998	7,186	7,378	7,227
Accrued interest payable and other liabilities	52,445	36,101	29,080	26,045	26,809
Total liabilities	2,395,899	2,275,221	2,289,385	2,207,020	2,211,517
Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	47,506	47,196	46,880	46,901	47,203
Retained earnings	205,874	200,870	194,295	188,877	183,873
Treasury stock, at cost	(18,033)	(18,084)	(18,113)	(17,846)	(17,924)
Accumulated other comprehensive income (loss)	(79,881)	(55,345)	(37,605)	(6,530)	(7,066)
Total shareholders' equity	155,519	174,690	185,510	211,455	206,139
Total liabilities and shareholders' equity	$2,551,418	$2,449,911	$2,474,895	$2,418,475	$2,417,656
Period-end shares outstanding	4,693	4,691	4,689	4,689	4,679

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, except per share data)	2022	2021	Percent Change	2022	2021	Percent Change
Interest and dividend income: Loans, including fees	$17,670	$14,655	20.6	$47,541	$43,964	8.1
Taxable securities	2,982	2,678	11.4	8,533	6,431	32.7
Tax exempt securities	267	265	0.8	805	792	1.6
Interest-earning deposits	80	35	128.6	116	131	(11.5)
Total interest and dividend income	20,999	17,633	19.1	56,995	51,318	11.1
Interest expense: Deposits	1,805	768	135.0	3,322	2,521	31.8
Borrowed funds	204	33	518.2	365	100	265.0
Total interest expense	2,009	801	150.8	3,687	2,621	40.7
Net interest income	18,990	16,832	12.8	53,308	48,697	9.5
Provision for loan losses	1,255	356	252.5	(1,634)	(53)	2,983.0
Net interest income after provision for loan losses	17,735	16,476	7.6	54,942	48,750	12.7
Non-interest income: Wealth management group fee income	2,403	2,765	(13.1)	7,788	8,246	(5.6)
Service charges on deposit accounts	989	856	15.5	2,789	2,305	21.0
Interchange revenue from debit card transactions	1,126	1,237	(9.0)	3,462	3,622	(4.4)
Change in fair value of equity investments	(93)	15	(720.0)	(448)	203	N/M
Net gains on sales of loans held for sale	7	242	(97.1)	106	884	(88.0)
Net gains (losses) on sales of other real estate owned	22	—	N/M	68	(18)	(477.8)
Income from bank owned life insurance	12	13	(7.7)	34	39	(12.8)
Other	570	842	(32.3)	2,219	2,802	(20.8)
Total non-interest income	5,036	5,970	(15.6)	16,018	18,083	(11.4)
Non-interest expense: Salaries and wages	6,550	6,259	4.6	18,829	18,058	4.3
Pension and other employee benefits	2,024	1,511	34.0	5,679	4,450	27.6
Other components of net periodic pension and postretirement benefits	(413)	(391)	5.6	(1,224)	(1,173)	4.3
Net occupancy	1,269	1,432	(11.4)	4,065	4,446	(8.6)
Furniture and equipment	493	409	20.5	1,340	1,185	13.1
Data processing	2,087	2,210	(5.6)	6,742	6,261	7.7
Professional services	442	542	(18.5)	1,627	1,531	6.3
Amortization of intangible assets	—	42	(100.0)	15	232	(93.5)
Marketing and advertising	266	162	64.2	726	572	26.9
Other real estate owned expense	12	7	71.4	(17)	24	(170.8)
FDIC insurance	389	356	9.3	987	1,075	(8.2)
Loan expense	(64)	196	(132.7)	327	720	(54.6)
Other	1,522	1,365	11.5	4,491	3,923	14.5
Total non-interest expense	14,577	14,100	3.4	43,587	41,304	5.5
Income before income tax expense	8,194	8,346	(1.8)	27,373	25,529	7.2
Income tax expense	1,741	1,700	2.4	6,029	5,558	8.5
Net income	$6,453	$6,646	(2.9)	$21,344	$19,971	6.9
Basic and diluted earnings per share	$1.37	$1.42		$4.55	$4.26
Cash dividends declared per share	0.31	0.31		0.93	0.88
Average basic and diluted shares outstanding	4,692	4,678		4,691	4,683
N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Nine Months Ended
Consolidated Financial Highlights (Unaudited) (in thousands, except per share data)	Sept. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Sept. 30, 2022	Sept. 30, 2021
RESULTS OF OPERATIONS Interest income	$20,999	$18,538	$17,458	$17,690	$17,633	$56,995	$51,318
Interest expense	2,009	897	781	798	801	3,687	2,621
Net interest income	18,990	17,641	16,677	16,892	16,832	53,308	48,697
Provision (credit) for loan losses	1,255	(1,744)	(1,145)	70	356	(1,634)	(53)
Net interest income after provision for loan losses	17,735	19,385	17,822	16,822	16,476	54,942	48,750
Non-interest income	5,036	5,319	5,663	5,787	5,970	16,018	18,083
Non-interest expense	14,577	14,342	14,668	14,378	14,100	43,587	41,304
Income before income tax expense	8,194	10,362	8,817	8,231	8,346	27,373	25,529
Income tax expense	1,741	2,338	1,950	1,777	1,700	6,029	5,558
Net income	$6,453	$8,024	$6,867	$6,454	$6,646	$21,344	$19,971
Basic and diluted earnings per share	$1.37	$1.72	$1.46	$1.38	$1.42	$4.55	$4.26
Average basic and diluted shares outstanding	4,692	4,690	4,689	4,682	4,678	4,691	4,683
PERFORMANCE RATIOS
Return on average assets	1.02%	1.32%	1.14%	1.04%	1.09%	1.16%	1.11%
Return on average equity	14.17%	18.06%	13.68%	12.30%	12.68%	15.23%	13.16%
Return on average tangible equity (a)	16.12%	20.58%	15.32%	13.74%	14.16%	17.23%	14.75%
Efficiency ratio (unadjusted) (f)	60.67%	62.47%	65.66%	63.40%	61.84%	62.87%	61.85%
Efficiency ratio (adjusted) (a) (b)	60.40%	62.17%	65.32%	63.11%	61.40%	62.57%	61.25%
Non-interest expense to average assets	2.30%	2.35%	2.43%	2.32%	2.30%	2.36%	2.29%
Loans to deposits	74.71%	74.11%	69.64%	70.44%	69.77%	74.71%	69.77%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	4.19%	3.90%	3.84%	3.90%	3.84%	3.98%	3.79%
Yield on investments	1.72%	1.60%	1.47%	1.35%	1.49%	1.59%	1.33%
Yield on interest-earning assets	3.41%	3.12%	3.00%	2.99%	3.02%	3.18%	2.98%
Cost of interest-bearing deposits	0.47%	0.21%	0.20%	0.21%	0.21%	0.30%	0.23%
Cost of borrowings	2.56%	1.70%	2.65%	2.16%	3.56%	2.17%	3.57%
Cost of interest-bearing liabilities	0.51%	0.24%	0.21%	0.22%	0.22%	0.32%	0.24%
Interest rate spread	2.90%	2.88%	2.79%	2.77%	2.80%	2.86%	2.74%
Net interest margin, fully taxable equivalent	3.08%	2.97%	2.87%	2.85%	2.88%	2.98%	2.83%
CAPITAL
Total equity to total assets at end of period	6.10%	7.13%	7.50%	8.74%	8.53%	6.10%	8.53%
Tangible equity to tangible assets at end of period (a)	5.29%	6.30%	6.67%	7.91%	7.69%	5.29%	7.69%
Book value per share	$33.14	$37.24	$39.56	$45.09	$44.00	$33.14	$44.00
Tangible book value per share (a)	28.49	32.59	34.91	40.44	39.34	28.49	39.34
Period-end market value per share	41.87	47.00	46.69	46.45	45.30	41.87	45.30
Dividends declared per share	0.31	0.31	0.31	0.31	0.31	0.93	0.88
AVERAGE BALANCES Loans and loans held for sale (c)	$1,675,859	$1,587,777	$1,532,445	$1,520,478	$1,519,264	$1,599,218	$1,554,039
Interest earning assets	2,457,218	2,395,704	2,371,275	2,364,578	2,327,817	2,408,379	2,310,968
Total assets	2,511,288	2,446,763	2,451,944	2,454,294	2,427,107	2,469,632	2,411,007
Deposits	2,257,394	2,203,231	2,211,442	2,205,632	2,181,517	2,224,190	2,170,198
Total equity	180,631	178,207	203,613	208,147	208,023	187,409	202,923
Tangible equity (a)	158,807	156,382	181,778	186,302	186,155	165,581	180,971
ASSET QUALITY Net charge-offs (recoveries)	$109	$699	$(48)	$(15)	$92	$760	$(69)
Non-performing loans (d)	8,310	7,374	7,703	8,114	8,373	8,310	8,373
Non-performing assets (e)	8,503	7,665	7,956	8,226	8,544	8,503	8,544
Allowance for loan losses	18,631	17,485	19,928	21,025	20,940	18,631	20,940
Annualized net charge-offs (recoveries) to average loans	0.03%	0.18%	(0.01%)	(0.01%)	0.02%	0.06%	(0.01%)
Non-performing loans to total loans	0.48%	0.46%	0.49%	0.54%	0.56%	0.48%	0.56%
Non-performing assets to total assets	0.33%	0.31%	0.32%	0.34%	0.35%	0.33%	0.35%
Allowance for loan losses to total loans	1.07%	1.08%	1.27%	1.38%	1.38%	1.07%	1.38%
Allowance for loan losses to total loans, net of PPP	1.07%	1.08%	1.29%	1.43%	1.45%	1.07%	1.45%
Allowance for loan losses to non-performing loans	224.21%	237.12%	258.65%	259.17%	250.08%	224.21%	250.08%
   See the GAAP to Non-GAAP reconciliations.
  Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non- interest income less net gains or losses on securities transactions.
  Loans and loans held for sale do not reflect the allowance for loan losses.
  Non-performing loans include non-accrual loans only.
  Non-performing assets include non-performing loans plus other real estate owned.
  Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021			Three Months Ended September 30, 2022 vs. 2021
	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
(in thousands)
Interest earning assets: Commercial loans	$1,164,783	$13,120	4.47%	$1,065,476	$10,656	3.97%	$2,464	$1,049	$1,415
Mortgage loans	279,102	2,389	3.40%	249,651	2,086	3.32%	303	252	51
Consumer loans	231,974	2,211	3.78%	204,137	1,944	3.78%	267	267	—
Taxable securities	723,602	2,985	1.64%	681,160	2,678	1.56%	307	168	139
Tax-exempt securities	41,918	326	3.09%	41,654	327	3.11%	(1)	2	(3)
Interest-earning deposits	15,839	80	2.00%	85,739	36	0.17%	44	(53)	97
Total interest earning assets	2,457,218	21,111	3.41%	2,327,817	17,727	3.02%	3,384	1,685	1,699
Non-interest earnings assets: Cash and due from banks	24,481			27,421
Other assets	47,256			92,719
Allowance for loan losses	(17,667)			(20,850)
Total assets	$2,511,288			$2,427,107
Interest-bearing liabilities: Interest-bearing checking	$258,420	$112	0.17%	$272,236	$52	0.08%	$60	$(3)	$63
Savings and money market	927,737	575	0.25%	943,996	205	0.09%	370	(4)	374
Time deposits	344,363	1,118	1.29%	236,062	511	0.86%	607	290	317
Capital leases and other debt	31,646	204	2.56%	3,681	33	3.56%	171	183	(12)
Total int.-bearing liabilities	1,562,166	2,009	0.51%	1,455,975	801	0.22%	1,208	467	741
Non-interest-bearing liabilities:
Demand deposits	726,874			729,223
Other liabilities	41,617			33,886
Total liabilities	2,330,657			2,219,084
Shareholders' equity	180,631			208,023
Total liabilities and shareholders' equity	$2,511,288			$2,427,107
Fully taxable equivalent net interest income		19,102			16,926		$2,176	$1,219	$957
Net interest rate spread (1)			2.90%			2.80%
Net interest margin, fully taxable equivalent (2) Taxable equivalent adjustment		(112)	3.08%		(94)	2.88%
Net interest income		$18,990			$16,832
  Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
  Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Nine Months Ended September 30, 2022			Nine Months Ended September 30, 2021			Nine Months Ended September 30, 2022 vs. 2021
(in thousands) Interest earning assets:	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
Commercial loans	$1,116,687	$34,911	4.18%	$1,100,503	$31,741	3.86%	$3,170	$478	$2,692
Mortgage loans	270,484	6,798	3.36%	246,179	6,342	3.44%	456	608	(152)
Consumer loans	212,047	5,953	3.75%	207,357	5,970	3.85%	(17)	136	(153)
Taxable securities	744,503	8,542	1.53%	616,862	6,435	1.39%	2,107	1,417	690
Tax-exempt securities	42,190	989	3.13%	41,401	976	3.15%	13	19	(6)
Interest-earning deposits	22,468	116	0.69%	98,666	131	0.18%	(15)	(164)	149
Total interest earning assets	2,408,379	57,309	3.18%	2,310,968	51,595	2.98%	5,714	2,494	3,220
Non-interest earnings assets:
Cash and due from banks	24,317			26,789
Other assets	56,593			94,323
Allowance for loan losses	(19,657)			(21,073)
Total assets	$2,469,632			$2,411,007
Interest-bearing liabilities:
Interest-bearing checking	$275,062	$219	0.11%	$282,970	$174	0.08%	$45	$(6)	$51
Savings and money market	948,411	1,029	0.15%	928,137	714	0.10%	315	13	302
Time deposits	276,717	2,075	1.00%	267,475	1,633	0.82%	442	60	382
Capital leases and other debt	22,414	364	2.17%	3,745	100	3.57%	264	317	(53)
Total int.-bearing liabilities	1,522,604	3,687	0.32%	1,482,327	2,621	0.24%	1,066	384	682
Non-interest-bearing liabilities:
Demand deposits	724,000			691,616
Other liabilities	35,619			34,141
Total liabilities	2,282,223			2,208,084
Shareholders' equity	187,409			202,923
Total liabilities and shareholders' equity	$2,469,632			$2,411,007
Fully taxable equivalent net interest income		53,622			48,974		$4,648	$2,110	$2,538
Net interest rate spread (1)			2.86%			2.74%
Net interest margin, fully taxable equivalent (2)			2.98%			2.83%
Taxable equivalent adjustment		(314)			(277)
Net interest income		$53,308			$48,697
  Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
  Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

	As of or for the Three Months Ended					As of or for the Nine Months Ended
(in thousands, except ratio data)	Sept. 30, 2022	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Sept. 30, 2022	Sept. 30, 2021
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$18,990	$17,641	$16,677	$16,892	$16,832	$53,308	$48,697
Fully taxable equivalent adjustment	112	103	99	105	94	314	277
Fully taxable equivalent net interest income (non-GAAP)	$19,102	$17,744	$16,776	$16,997	$16,926	$53,622	$48,974
Average interest-earning assets (GAAP)	$2,457,218	$2,395,704	$2,371,275	$2,364,578	$2,327,817	$2,408,379	$2,310,968
Net interest margin - fully taxable equivalent (non-GAAP)	3.08%	2.97%	2.87%	2.85%	2.88%	2.98%	2.83%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non- interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended					As of or for the Nine Months Ended
(in thousands, except ratio data)	Sept. 30, 2022	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Sept. 30, 2022	Sept. 30, 2021
EFFICIENCY RATIO Net interest income (GAAP)	$18,990	$17,641	$16,677	$16,892	$16,832	$53,308	$48,697
Fully taxable equivalent adjustment	112	103	99	105	94	314	277
Fully taxable equivalent net interest income (non-GAAP)	$19,102	$17,744	$16,776	$16,997	$16,926	$53,622	$48,974
Non-interest income (GAAP)	$5,036	$5,319	$5,663	$5,787	$5,970	$16,018	$18,083
Less: net (gains) losses on security transactions	—	—	—	—	—	—	—
Adjusted non-interest income (non-GAAP)	$5,036	$5,319	$5,663	$5,787	$5,970	$16,018	$18,083
Non-interest expense (GAAP)	$14,577	$14,342	$14,668	$14,378	$14,100	$43,587	$41,304
Less: amortization of intangible assets	—	(4)	(11)	(11)	(42)	(15)	(232)
Adjusted non-interest expense (non-GAAP)	$14,577	$14,338	$14,657	$14,367	$14,058	$43,572	$41,072
Efficiency ratio (unadjusted)	60.67%	62.47%	65.66%	63.40%	61.84%	62.87%	61.85%
Efficiency ratio (adjusted)	60.40%	62.17%	65.32%	63.11%	61.40%	62.57%	61.25%
Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Nine Months Ended
(in thousands, except per share and ratio data)	Sept. 30, 2022	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Sept. 30, 2022	Sept. 30, 2021
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END) Total shareholders' equity (GAAP)	$155,519	$174,690	$185,510	$211,455	$206,139	$155,519	$206,139
Less: intangible assets	(21,824)	(21,824)	(21,828)	(21,839)	(21,850)	(21,824)	(21,850)
Tangible equity (non-GAAP)	$133,695	$152,866	$163,682	$189,616	$184,289	$133,695	$184,289
Total assets (GAAP)	$2,551,418	$2,449,911	$2,474,895	$2,418,475	$2,417,656	$2,551,418	$2,417,656
Less: intangible assets	(21,824)	(21,824)	(21,828)	(21,839)	(21,850)	(21,824)	(21,850)
Tangible assets (non-GAAP)	$2,529,594	$2,428,087	$2,453,067	$2,396,636	$2,395,806	$2,529,594	$2,395,806
Total equity to total assets at end of period (GAAP)	6.10%	7.13%	7.50%	8.74%	8.53%	6.10%	8.53%
Book value per share (GAAP)	$33.14	$37.24	$39.56	$45.09	$44.00	$33.14	$44.00
Tangible equity to tangible assets at end of period (non-GAAP)	5.29%	6.30%	6.67%	7.91%	7.69%	5.29%	7.69%
Tangible book value per share (non-GAAP)	$28.49	$32.59	$34.91	$40.44	$39.34	$28.49	$39.34

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Nine Months Ended
(in thousands, except ratio data)	Sept. 30, 2022	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Sept. 30, 2022	Sept. 30, 2021
TANGIBLE EQUITY (AVERAGE) Total average shareholders' equity (GAAP)	$180,631	$178,207	$203,613	$208,147	$208,023	$187,409	$202,923
Less: average intangible assets	(21,824)	(21,825)	(21,835)	(21,845)	(21,868)	(21,828)	(21,952)
Average tangible equity (non-GAAP)	$158,807	$156,382	$181,778	$186,302	$186,155	$165,581	$180,971
Return on average equity (GAAP)	14.17%	18.06%	13.68%	12.30%	12.68%	15.23%	13.16%
Return on average tangible equity (non-GAAP)	16.12%	20.58%	15.32%	13.74%	14.16%	17.23%	14.75%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended					As of or for the Nine Months Ended
(in thousands, except per share and ratio data)	Sept. 30, 2022	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Sept. 30, 2022	Sept. 30, 2021
NON-GAAP NET INCOME Reported net income (GAAP)	$6,453	$8,024	$6,867	$6,454	$6,646	$21,344	$19,971
Net (gains) losses on security transactions (net of tax)	—	—	—	—	—	—	—
Net income (non-GAAP)	$6,453	$8,024	$6,867	$6,454	$6,646	$21,344	$19,971
Average basic and diluted shares outstanding	4,692	4,690	4,689	4,682	4,678	4,691	4,683
Reported basic and diluted earnings per share (GAAP)	$1.37	$1.72	$1.46	$1.38	$1.42	$4.55	$4.26
Reported return on average assets (GAAP)	1.02%	1.32%	1.14%	1.04%	1.09%	1.16%	1.11%
Reported return on average equity (GAAP)	14.17%	18.06%	13.68%	12.30%	12.68%	15.23%	13.16%
Basic and diluted earnings per share (non-GAAP)	$1.37	$1.72	$1.46	$1.38	$1.42	$4.55	$4.26
Return on average assets (non-GAAP)	1.02%	1.32%	1.14%	1.04%	1.09%	1.16%	1.11%
Return on average equity (non-GAAP)	14.17%	18.06%	13.68%	12.30%	12.68%	15.23%	13.16%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone: 607-737-3714